To the Shareholders and Board of Directors
Texas Capital Value Funds, Inc.
Value & Growth Portfolio

We have audited the accompanying statement of assets and liabilities of Value
& Growth Portfolio (the "Fund"), a series of shares of Texas Capital Value
Funds, Inc., including the portfolio of investments, as of September 30, 1996, and the related statements of operations and changes in net assets, and the financial highlights for the period November 6, 1995 (commencement of operations) to September 30, 1996. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 1996, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Value &
Growth Portfolio of the Texas Capital Value Funds,
Inc. as of September 30,
1996, the results of its operations, the changes in its net assets and the financial highlights for the period November 6, 1995 to September 30, 1996 in conformity with generally accepted accounting principles.

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
November 1, 1996


September 30, 1996